Exhibit 99.1

MARVIN S. HAUSMAN MD APPOINTED CHAIRMAN OF

OXIS INTERNATIONAL INC. BOARD OF DIRECTORS

Other Director Changes Announced

PORTLAND, OR, December 14, 2004 -- OXIS International, Inc. (OTCBB: OXIS) (Noveau Marché: OXIS) announced today that Marvin S. Hausman MD has been appointed OXIS chairman of the board of directors. Dr. Hausman previously served on the OXIS board of directors from March 2002 to November 2003, and rejoined the OXIS board in August 2004.

Dr. Hausman is currently chairman and CEO of Axonyx, Inc., which acquired 52.3% of the outstanding common stock of OXIS in the first quarter of 2004. In addition, Dr. Hausman owns 4.4% of OXIS.

Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years of experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967, and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a research associate at the National Institutes of Health, Bethesda, Maryland. He has been a lecturer, clinical instructor and attending surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a consultant on clinical/pharmaceutical research to various pharmaceutical companies, including Bristol-Myers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995, Dr. Hausman has been the president of Northwest Medical Research Partners, Inc., a medical technology and transfer company.

Dr. Hausman replaces Gosse B. Bruinsma MD as chairman, and he also assumes the roles of acting CEO and acting CFO, roles previously held by Dr. Bruinsma who has resigned from all his OXIS positions. Dr. Bruinsma was appointed to the board effective April 25, 2004 and was elected chairman and acting CEO effective June 22, 2004. Dr. Bruinsma is currently president and COO of Axonyx, Inc.

Also resigning from the OXIS board of directors is Dr. Gerard Vlak. Dr. Vlak is on the Axonyx board and is chairman of the audit committee.

About OXIS

OXIS International Inc., headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species -- diseases of oxidative stress. The Company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.